EXHIBIT 99.1

KROGER REPORTS THIRD QUARTER 2009 RESULTS

Results Include Non-Cash Asset Impairment Charges Totaling $1.62 per Diluted Share

CINCINNATI, Ohio, December 8, 2009 — The Kroger Co. (NYSE: KR) today reported identical supermarket sales increased 1.3% without fuel in the third quarter of fiscal 2009 ended November 7, 2009, compared with the same period last year.

Total sales, including fuel, in the third quarter were $17.7 billion compared with $17.6 billion for the same period last year.  Excluding fuel sales, total sales increased 2.2% over the prior year.

Kroger reported a net loss for the third quarter of $874.9 million, or $1.35 per diluted share.  These results include non-cash asset impairment charges totaling $1.05 billion, after-tax, that primarily resulted from a goodwill write-down at the Company’s Ralphs division in southern California.  Excluding these impairment charges, net earnings for the quarter would have been $176.7 million, or $0.27 per diluted share (Table 6).

Net earnings in the same period last year were $237.7 million, or $0.36 per diluted share.

“The operating environment we saw during the third quarter was more challenging than we anticipated, obscuring some otherwise strong fundamentals in our performance such as exceptional tonnage growth, market share gains, increases in loyal household count, and good cost control.  These fundamentals are important to our long-term success,” said David B. Dillon, Kroger’s chairman and chief executive officer.  “In the near-term, our financial results are being pressured by factors including persistent deflation, unusually intense competition and the cautious mindset of customers.  We are making adjustments to balance the challenges of the current environment with Kroger’s long-term objective for sustainable identical sales and earnings growth, which we believe will create value for shareholders.”

Details of Third Quarter Results

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 22.71% of sales, a decrease of 79 basis points compared to the third quarter last year.  Excluding retail fuel operations, FIFO gross margin decreased 88 basis points.  Supermarket selling gross margin on non-fuel sales decreased 109 basis points.

The Company recorded a $9.9 million LIFO charge during the quarter, a decrease of $58.9 million from the same period in the prior year.  Excluding retail fuel operations, the LIFO charge decreased 40 basis points as a percent of sales compared to the same period in the prior year.

Including Kroger’s retail fuel operations, operating, general, and administrative (OG&A) costs were 17.77% of sales, an increase of 15 basis points compared to the third quarter last year.  Excluding retail fuel operations, the southern California impairment charges and the effect of Hurricane Ike in 2008, OG&A would have declined 18 basis points compared with the same period last year as a result of lower utility costs and lower incentive pay.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $552.1 million for the third quarter, compared with $603.9 million for the same period last year.  Given the current environment, Kroger now anticipates investing less than $2 billion annually, on average, in capital projects during the next three fiscal years, which is approximately $1 billion less than the Company’s original plan for that time period.

Net total debt (Table 5) was $7.7 billion, a decrease of $257.7 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt to EBITDA ratio, adjusted for the southern California impairment charges in 2009, was 1.93 compared with 1.95 during the same period last year.  Kroger expects to continue to maintain its debt coverages on a year-over-year basis.

During the third quarter, Kroger repurchased 2.4 million shares of stock at an average price of $21.35 per share for a total investment of $50.5 million.  At the end of the quarter, $386.3 million remained under the $1 billion stock repurchase program announced in January 2008.

Fiscal 2009 Year-to-Date Results

For the first three quarters of fiscal 2009, total sales were $58.2 billion compared with $58.9 billion for the same period last year.  Excluding fuel sales, total sales increased 3.3% over the same period in the prior year.  For the same period, identical supermarket sales, excluding fuel, increased 2.4%.

Kroger reported a net loss of $185.4 million for the first three quarters of fiscal 2009, or $0.28 per diluted share.  Excluding the southern California impairment charges, net earnings would have been $866.2 million, or $1.33 per diluted share (Table 6).

Net earnings for the same period last year were $900.2 million, or $1.36 per diluted share.

Kroger’s operating margin for the first three quarters of fiscal 2009 decreased 204 basis points compared to the year-ago period.  Excluding retail fuel operations, LIFO expense, the southern California impairment charges and the effect of Hurricane Ike in 2008, operating margin would have declined 34 basis points compared to the same period last year.

Fiscal Year 2009 Guidance

Kroger said several factors influenced its performance during the quarter, including persistent deflation, increased competitive activity and the cautious spending behavior of customers.  The Company expects these factors to continue to affect its business for the remainder of the year.  As a result, Kroger now expects full-year identical supermarket sales growth of 2.0% to 2.5%, without fuel, for fiscal 2009.

Kroger also said it now expects full-year fiscal 2009 earnings of $1.60 to $1.70 per diluted share.  This guidance excludes the southern California impairment charges recorded in the third quarter.

“While these revised forecasts are well below what we had expected to deliver for the year, we believe they appropriately reflect the challenges of the current operating environment.  Kroger’s continued growth in tonnage and loyal households and our competitive advantages position Kroger and our shareholders to benefit once operating conditions begin to normalize,” Mr. Dillon said.

Looking ahead to fiscal 2010, Kroger anticipates current operating conditions will extend at least through the first half of the year.  Deflation is expected to moderate throughout the year, and Kroger will be cycling many of the price investments put in place during the first half of

2009.  The Company believes that the combination of these factors will produce identical sales growth, excluding fuel, and earnings per share growth, both above forecasted 2009 full-year results, excluding the southern California impairment charges.

Kroger, the nation’s largest traditional grocery retailer, employs more than 326,000 associates who serve customers in 2,469 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s.  The Company also operates 773 convenience stores, 392 fine jewelry stores, 850 supermarket fuel centers and 40 food processing plants in the U.S.  Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves.  For more information about Kroger, please visit www.kroger.com.

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Note:  Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales.  As a result, Kroger discloses such rates, both including and excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “assumes,” “guidance,” “believe,” “anticipates,” “will,” “expected,” and “expects.”  Increased competition, weather, economic conditions, interest rates, unexpected changes in product costs, goodwill impairment, the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth.  Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and volatility in the Company’s fuel margins.  The extent to which the adjustments we are making to our strategy creates value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including persistent deflation, increased competitive activity, and cautious spending behavior of our customers.  Our estimate of product cost inflation or deflation could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.  Our capital expenditures could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; our logistics and technology or store projects are not completed on budget or in the time frame expected; or if current operating conditions fail to improve or worsen.  Although we believe that deflation will moderate in 2010, it could fail to do so, or could increase and could have an adverse effect on our sales, earnings, capital expenditures, and debt coverages.  Our ability to continue to improve our debt coverages could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) today at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through December 18, 2009.

# # #

Kroger Contacts:
Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2009		2008		2009		2008

SALES	$17,669.1	100.00%	$17,615.0	100.00%	$58,203.4	100.00%	$58,852.9	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	13,666.6	77.35	13,545.2	76.90	44,584.9	76.60	45,455.8	77.24
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,139.9	17.77	3,104.1	17.62	10,262.0	17.63	9,998.4	16.99
RENT	152.0	0.86	152.0	0.86	501.9	0.86	509.5	0.87
DEPRECIATION AND AMORTIZATION	356.2	2.02	334.8	1.90	1,157.2	1.99	1,094.9	1.86
GOODWILL IMPAIRMENT CHARGE	1,112.7	6.30	—	0.00	1,112.7	1.91	—	0.00

OPERATING PROFIT (LOSS)	(758.3)	-4.29	478.9	2.72	584.7	1.00	1,794.3	3.05

INTEREST EXPENSE	105.1	0.59	106.0	0.60	383.2	0.66	369.8	0.63

EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	(863.4)	-4.89	372.9	2.12	201.5	0.35	1,424.5	2.42

INCOME TAX EXPENSE	13.0	0.07	135.5	0.77	396.4	0.68	521.1	0.89

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS (c)	(876.4)	(4.96)	237.4	1.35	(194.9)	(0.33)	903.4	1.54

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS (c)	(1.5)	(0.01)	(0.3)	—	(9.5)	(0.02)	3.2	0.01

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. (c)	$(874.9)	-4.95%	$237.7	1.35%	$(185.4)	-0.32%	$900.2	1.53%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$(1.35)		$0.36		$(0.28)		$1.37

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	650.4		653.0		651.4		656.7

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(1.35)		$0.36		$(0.28)		$1.36

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	650.4		659.0		651.4		662.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

Note: The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge. This measure is included to reflect trends in current cost of product.

Note: The Company defines selling gross margin, as described in the earnings release related to the Company’s supermarkets, as gross margin before incurring expenses directly related to distributing and merchandising the products on its store shelves. These expenses include advertising, warehousing, transportation, and shrink. Selling gross margin is a measure of how competitively the Company is pricing the products it sells.

(a)          Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)         LIFO charges of $9.9 and $68.8 were recorded in the third quarter of 2009 and 2008, respectively. For the year-to-date period, LIFO charges of $47.7 and $155.0 were recorded for 2009 and 2008, respectively.

(c)          In the first quarter of 2009, the Company adopted the amended standards for noncontrolling interests in consolidated financial statements. As a result, for those entities the Company consolidates but that are not wholly-owned, Net Earnings (Loss) Including Noncontrolling Interests includes the entire amount of net earnings (loss) from those entities. The portion of those entities’ earnings (loss) not attributable to The Kroger Co. is then removed from Net Earnings (Loss) Including Noncontrolling Interests in order to determine Net Earnings (Loss) Attributable to The Kroger Co. The tenets of this new accounting pronouncement have been retroactively applied to all periods presented, which changed income statement line amounts, but did not change Net Earnings (Loss) Attributable to The Kroger Co. (Dollar amounts for prior periods previously presented as Net Earnings, which are now presented as Net Earnings (Loss) Attributable to The Kroger Co., have not changed as a result of the amended standards for noncontrolling interests in consolidated financial statements.)

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 7,	November 8,
	2009	2008

ASSETS
Current Assets
Cash	$157.5	$197.1
Temporary cash investments	359.4	82.5
Deposits in-transit	669.0	609.8
Receivables	817.5	806.6
Inventories	5,245.0	5,363.3
Prepaid and other current assets	281.9	254.4

Total current assets	7,530.3	7,313.7

Property, plant and equipment, net	13,817.6	13,085.3
Goodwill	1,158.4	2,245.9
Other assets	578.2	531.4

Total Assets	$23,084.5	$23,176.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$577.2	$1,140.5
Trade accounts payable	4,168.9	4,143.1
Accrued salaries and wages	782.6	788.5
Deferred income taxes	343.9	238.6
Other current liabilities	2,291.8	2,301.1

Total current liabilities	8,164.4	8,611.8

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,421.3	6,852.9
Adjustment to reflect fair-value interest rate hedges	55.2	41.1
Long-term debt including obligations under capital leases and financing obligations	7,476.5	6,894.0

Deferred income taxes	435.6	516.7
Pension and postretirement benefit obligations	914.0	559.9
Other long-term liabilities	1,241.7	1,228.6

Total Liabilities	18,232.2	17,811.0

Shareowners’ equity	4,852.3	5,365.3

Total Liabilities and Shareowners’ Equity	$23,084.5	$23,176.3

Total common shares outstanding at end of period	645.4	648.3
Total diluted shares year-to-date	651.4	662.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss) including noncontrolling interests	$(194.9)	$903.4
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,157.2	1,094.9
LIFO charge	47.7	155.0
Stock-based employee compensation	64.3	69.3
Expense for Company-sponsored pension plans	23.8	35.0
Goodwill impairment charge	1,112.7	—
Asset impairment charges	43.5	21.2
Deferred income taxes	50.8	147.2
Other	16.2	6.9
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(38.1)	65.9
Receivables	(4.0)	(20.1)
Inventories	(433.7)	(668.8)
Prepaid expenses	228.0	301.5
Trade accounts payable	350.5	292.8
Accrued expenses	(1.4)	15.8
Income taxes receivable and payable	229.4	(24.8)
Contribution to Company-sponsored pension plan	(265.0)	(20.3)
Other	(12.8)	(19.1)

Net cash provided by operating activities	2,374.2	2,355.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,765.6)	(1,612.6)
Payments for acquisitions	(23.4)	(79.5)
Proceeds from sale of assets	6.8	50.7
Other	(13.3)	(10.2)

Net cash used by investing activities	(1,795.5)	(1,651.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	6.4	10.2
Proceeds from issuance of long-term debt	505.3	777.7
Payments on long-term debt	(425.7)	(1,017.2)
Borrowings (payments) on credit facility	(129.0)	133.0
Dividends paid	(175.9)	(167.8)
Excess tax benefits on stock-based awards	2.3	13.4
Proceeds from issuance of capital stock	29.8	164.3
Treasury stock purchases	(130.3)	(625.5)
Decrease in book overdrafts	(3.8)	(18.7)
Other	(4.0)	(0.6)

Net cash used by financing activities	(324.9)	(731.2)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	253.8	(27.0)

CASH FROM CONSOLIDATED VARIABLE INTEREST ENTITY	—	65.0

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	263.1	241.6
END OF QUARTER	$516.9	$279.6

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,765.6)	$(1,612.6)
Changes in construction-in-progress payables	(64.7)	(106.1)
Total capital expenditures	$(1,830.3)	$(1,718.7)

Disclosure of cash flow information:
Cash paid during the year for interest	$433.8	$404.1
Cash paid during the year for income taxes	$118.8	$444.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2009	2008

INCLUDING FUEL CENTERS	$15,865.1	$15,863.2
EXCLUDING FUEL CENTERS	$14,289.4	$14,102.4

INCLUDING FUEL CENTERS	0.0%	7.8%
EXCLUDING FUEL CENTERS	1.3%	5.6%

COMPARABLE SUPERMARKET SALES (b)

	THIRD QUARTER
	2009	2008

INCLUDING FUEL CENTERS	$16,403.8	$16,340.8
EXCLUDING FUEL CENTERS	$14,767.4	$14,524.9

INCLUDING FUEL CENTERS	0.4%	8.1%
EXCLUDING FUEL CENTERS	1.7%	5.9%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2009 to the balance in the third quarter of 2008.

	November 7,	November 8,
	2009	2008	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$577.2	$1,140.5	$(563.3)
Face-value of long-term debt including obligations under capital leases and financing obligations	7,421.3	6,852.9	568.4
Adjustment to reflect fair-value interest rate hedges	55.2	41.1	14.1

Total debt	$8,053.7	$8,034.5	$19.2

Temporary cash investments	(359.4)	(82.5)	(276.9)

Net total debt	$7,694.3	$7,952.0	$(257.7)

Table 6. Net Earnings Per Diluted Share Excluding Impairment Charges

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  The items include charges that were recorded as components of asset impairment charge and goodwill impairment charge.

	THIRD QUARTER	YEAR-TO-DATE
	2009	2009

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(874.9)	$(185.4)

AFTER-TAX GOODWILL IMPAIRMENT CHARGE (a)	1,036.1	1,036.1

AFTER-TAX ASSET IMPAIRMENT CHARGES (b)	15.5	15.5

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING IMPAIRMENT CHARGES RELATED TO A SOUTHERN CALIFORNIA REPORTING UNIT	$176.7	$866.2

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING IMPAIRMENT CHARGES RELATED TO A SOUTHERN CALIFORNIA REPORTING UNIT	$0.27	$1.33

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	650.4	651.4

(a)	After-tax goodwill impairment charge $(1,112.7 pre-tax) relating to a Southern California reporting unit. Most of the goodwill impairment charge is non-deductible for tax purposes.

(b)	After-tax asset impairment charges $(24.1 pre-tax) relating to underperforming stores in a Southern California reporting unit.